Exhibit 3.1

APPLOVIN CORPORATION

RESTATED CERTIFICATE OF INCORPORATION

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Applovin Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1. The name of this corporation is Applovin Corporation. This corporation was originally incorporated pursuant to the General Corporation Law on July 18, 2011 under the name Applovin Corporation.

2. The Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows.

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and incorporated herein by this reference.

Exhibit A referred to in the resolution above is attached hereto as Exhibit A and is hereby incorporated herein by this reference.

3. This Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4. This Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 12th day of November, 2019.

By:	/s/ Adam Foroughi
Adam Foroughi
Chief Executive Officer

Exhibit A

APPLOVIN CORPORATION

RESTATED CERTIFICATE OF INCORPORATION

ARTICLE I: NAME.

The name of this corporation is Applovin Corporation (the “Corporation”).

ARTICLE II: REGISTERED OFFICE.

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III: PURPOSE.

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV: AUTHORIZED SHARES.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is (a) 134,400,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (b) 36,363,636 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”). As of the effective date of this Restated Certificate of Incorporation (this “Restated Certificate”), (i) 120,000,000 shares of the authorized Common Stock of the Corporation are hereby designated “Class A Common Stock” and 14,400,000 shares of the authorized Common Stock of the Corporation are hereby designated “Class F Common Stock,” and (ii) all 36,363,636 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock”.

The following is a statement of the designations and the rights, powers and privileges, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corporation.

As used in this Article IV, “Including A Series A Director If Then In Office” means including the approval, determination or affirmative consent, as applicable, of at least one (1) of the Series A Directors (as defined below) if then in office; provided that if there are no Series A Directors then in office and the holders of Series A Preferred Stock are then entitled to elect the Series A Directors, the Corporation shall provide three (3) business days’ prior written notice to the holders of at least a majority of the shares of Series A Preferred Stock then outstanding (voting together as a separate class) (the “Series A Majority”) of the matter for which the approval, determination or affirmative consent, as applicable, of at least one (1) of the Series A Directors is required, and such matter may be approved, determined or affirmatively consented to, as applicable, without requiring the approval, determination or affirmative consent, as applicable, of any Series A Directors if the Series A Majority fails to elect a Series A Director within such three (3)-business-day notice period.

A.	COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and privileges of the holders of the Preferred Stock set forth herein. Unless otherwise indicated, references to “Sections” in this Article IV, Part A refer to sections of this Article IV, Part A.

2. Dividends. Subject to Sections 1, 3.3 and 3.4 of Article IV, Part B, the holders of Class A Common Stock and the holders of Class F Common Stock shall be entitled to receive, on a pari passu basis when, as and if declared by the Board of Directors of the Corporation (the “Board”), out of any assets of the Corporation legally available therefore, such dividends as may be declared from time to time by the Board; provided, however, that in the event that such dividends are paid in the form of shares of Common Stock or rights to acquire Common Stock, holders of shares of Class F Common Stock shall receive shares of Class F Common Stock or rights to acquire shares of Class F Common Stock, as the case may be, and the holders of shares of Class A Common Stock shall receive shares of Class A Common Stock or rights to acquire shares of Class A Common Stock, as the case may be.

3. Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event (as defined below), the holders of Class F Common Stock and the holders of Class A Common Stock shall be entitled to share equally, on a per share basis, in all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock.

4. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). Unless required by law, there shall be no cumulative voting. Except as otherwise provided herein or by applicable law, the holders of Class F Common Stock and the holders of Class A Common Stock shall at all times vote together as one class on all matters submitted to a vote or for the consent of the stockholders of the Corporation. Subject to Section 5 of this Article IV, Part A and Sections 3.3 and 3.4 of Article IV, Part B, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Restated Certificate) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2)    of the General Corporation Law and without a separate class vote of the holders of the Common Stock.

5. Amendments and Changes. For so long as at least a majority of the shares of Class F Common Stock outstanding as of the date hereof remain outstanding (as such number is adjusted for stock splits and combinations of shares and for dividends paid on the Class F Common Stock in shares of such stock), the Corporation shall, not either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent, or affirmative vote at a meeting and evidenced in writing, of the holders of at least a majority of the then outstanding shares of Class F Common Stock, consenting or voting together as a single class on an as-converted basis:

5.1 amend, alter or repeal any provision of this Restated Certificate or the bylaws of the Corporation (the “Bylaws”) (including pursuant to a merger) if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of Class F Common Stock;

5.2 increase or decrease the authorized number of shares of Class F Common Stock;

5.3 authorize or create (by reclassification, merger or otherwise) or issue or obligate itself to issue any new class or series of equity security (including any security convertible into or exercisable for any equity security) having rights, preferences or privileges with respect to dividends or payments upon liquidation senior to or on parity with Class F Common Stock or having voting rights more favorable than those granted to Class F Common Stock generally;

5.4 liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any Deemed Liquidation Event, or consent, agree or commit to any of the foregoing without conditioning such consent, agreement or commitment upon obtaining the approval required by this Section;

5.5 increase or decrease the authorized number of directors constituting the Board;

5.6 declare or pay any dividend or otherwise make a distribution to holders of Preferred Stock or Common Stock, other than a dividend on the Common Stock payable in shares of Common Stock; or

5.7 amend, alter or repeal any provision of this Article IV, Part A.

6. Subdivision or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, then the outstanding shares of the other classes of Common Stock shall be subdivided or combined in the same manner.

7. Mergers, Consolidation or Other Combination Transactions. In the event that the Corporation shall enter into any consolidation, merger, combination or other transaction or series of related transactions in which shares of Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash or any other property, then, in such event, the shares of Class F Common Stock and Class A Common Stock shall be entitled to be exchanged for or converted into the same kind (both class and series, if applicable) and amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of the other class of Common Stock is exchanged or converted.

8. Equal Status. Except as expressly provided in this Article IV, Part A, Class F Common Stock and Class A Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.

9. Conversion of Class F Common Stock.

9.1 Certain Definitions. As used in this Article IV, Part A, the following terms shall have the following meanings:

9.1.1 “Class F Stockholder” shall mean any individual that is issued Class F Common Stock.

9.1.2 “Permitted Entity” shall mean, with respect to any Class F Stockholder, any trust, account, plan, corporation, partnership, or limited liability company specified in Section 9.3.1 through Section 9.3.7, established by or for such Class F Stockholder, so long as such entity meets the requirements set forth therein.

9.1.3 “Transfer” shall mean, with respect to a share of Class F Common Stock, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law.

9.1.4 “Voting Control” shall mean, with respect to a share of Class F Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share of Class F Common Stock by proxy, voting agreement or otherwise.

9.2 Optional Conversion. Each share of Class F Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.

9.3 Automatic Conversion Upon Transfer. Each share of Class F Common Stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the Transfer of such share; provided, however, that a Transfer of Class F Common Stock by a Class F Stockholder or such Class F Stockholder’s Permitted Entities to another Class F Stockholder or such Class F Stockholder’s Permitted Entities shall not trigger such automatic conversion; provided further, that a Transfer by a Class F Stockholder to any of the following Permitted Entities, and from any of the following Permitted Entities back to such Class F Stockholder and/or any other Permitted Entity by or for such Class F Stockholder shall not trigger such automatic conversion:

9.3.1 a trust for the benefit of such Class F Stockholder or such Class F Stockholder and his or spouse (but only if the Class F Stockholder retains full Voting Control over the Class F Common Stock transferred) and for the benefit of no other person, provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Class F Stockholder and, provided, further, that in the event such Class F Stockholder is no longer the exclusive beneficiary of such trust, each share of Class F Common Stock then held by such trust shall automatically convert into one (I) fully paid and nonassessable share of Class A Common Stock;

9.3.2 a trust for the benefit of persons other than the Class F Stockholder so long as the Class F Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class F Common Stock held by such trust, provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Class F Stockholder, and, provided, further, that in the event the Class F Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class F Common Stock held by such trust, each share of Class F Common Stock then held by such trust shall automatically convert into one (I) fully paid and nonassessable share of Class A Common Stock;

9.3.3 a trust under the terms of which such Class F Stockholder has retained a “qualified interest” within the meaning of § 2702(b)(1) of the Internal Revenue Code (the “Code”) and/or a reversionary interest so long as the Class F Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of any Class F Common Stock held by such trust; provided, however, that in the event the Class F Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class F Common Stock held by such trust, each share of Class F Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

9.3.4 an Individual Retirement Account, as defined in § 408(a) of the Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Class F Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under § 401 of the Code; provided that in each case such Class F Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class F Common Stock held in such account, plan or trust, and provided, further, that in the event the Class F Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class F Common Stock held by such account, plan or trust, each share of Class F Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

9.3.5 a corporation in which such Class F Stockholder directly, or indirectly through one or more Permitted Entities, owns and can vote shares in the corporation with sufficient voting power, or otherwise has legally enforceable rights, such that the Class F Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class F Common Stock held by such corporation; provided that in the event the Class F Stockholder no longer owns sufficient shares or has sufficient legally enforceable rights to enable the Class F Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class F Common Stock held by such corporation, each share of Class F Common Stock then held by such corporation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

9.3.6 a partnership in which such Class F Stockholder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient voting power in the partnership, or otherwise has legally enforceable rights, such that the Class F Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class F Common Stock held by such partnership; provided that in the event the Class F Stockholder no longer owns sufficient partnership interests or has sufficient legally enforceable rights to enable the Class F Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class F Common Stock held by such partnership, each share of Class F Common Stock then held by such partnership shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or

9.3.7 a limited liability company in which such Class F Stockholder directly, or indirectly through one or more Permitted Entities, owns membership interests with sufficient voting power in the limited liability company, or otherwise has legally enforceable rights, such that the Class F Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class F Common Stock held by such limited liability company; provided that in the event the Class F Stockholder no longer owns sufficient membership interests or has sufficient legally enforceable rights to enable the Class F Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class F Common Stock held by such limited liability company, each share of Class F Common Stock then held by such limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

9.4 Automatic Conversion Upon Death of Class F Stockholder. Each share of Class F Common Stock held of record by a Class F Stockholder, or by such Class F Stockholder’s Permitted Entities, shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the death of such Class F Stockholder.

9.5 Automatic Conversion Upon Initial Public Offering. Each share of Class F Common Stock held of record by a Class F Stockholder, or by such Class F Stockholder’s Permitted Entities, shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon an initial public offering of the Corporation’s stock.

9.6 Automatic Conversion Upon Vote of Majority in Interest of Class F Stockholders. Each share of Class F Common Stock held of record by a Class F Stockholder, or by such Class F Stockholder’s Permitted Entities, shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon vote of a majority of the voting power of the Class F Stockholders.

9.7 Effect of Conversion. In the event of a conversion of shares of Class F Common Stock to shares of Class A Common Stock pursuant to this Section 9, such conversion shall be deemed to have been made at the time that the Corporation’s transfer agent receives the written notice required pursuant to Section 9.2, the time that the Transfer of such shares occurred or the death of the Class F Stockholder, as applicable. Upon any conversion of Class F Common Stock to Class A Common Stock, all rights of the holder of such shares of Class F Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class F Common Stock are to be issued, if any, shall be treated for all purposes as having become the record holder or holders of such number of shares of Class A Common Stock into which such Class F Common Stock were convertible. Shares of Class F Common Stock that are converted into shares of Class A Common Stock as provided in this Section 9 shall be retired and shall not be reissued.

9.8 Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class F Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class F Common Stock into shares of Class A Common Stock.

9.9 Conversion of Class F Common Stock to Future Class or Series of Preferred Stock in Connection with Funding Round. In the event the Corporation is authorized to issue and sell a new class or series of preferred shares (“New Preferred Stock”) to investors in connection with an equity funding round (a “Preferred Financing”), Class F Stockholders may elect to convert some or all of their Class F Stock to New Preferred Stock, upon the following conditions:

9.9.1 The conversion is approved by the Board, Including A Series A Director If Then In Office;

9.9.2 The New Preferred Stock converted from Class F Common Stock does not constitute more than fifteen percent (15%) of the New Preferred Stock offered by the Corporation in the equity funding round, and, subject to compliance with all Key Holder Transfer Restrictions (as defined in that certain Right of First Refusal and Co-Sale Agreement, dated on or about the date hereof, among the Corporation and certain of its stockholders, as may be amended from time to time), all of such New Preferred Stock is sold to the investors participating in the Preferred Financing at the same price, and on the same terms and conditions, as the shares of New Preferred Stock that are being sold by the Corporation to such investors in such Preferred Financing; and

9.9.3 The conversion of Class F Common Stock to New Preferred Stock is in conjunction with, and contingent upon the consummation of, the New Financing.

10. Administration. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class F Common Stock and Class A Common Stock and the general administration of this dual class Common Stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may request the holders of shares of Class F Common Stock furnish affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class F Common Stock and to confirm that a conversion to Class A Common Stock has not occurred.

B.	PREFERRED STOCK

The following rights, powers and privileges, and restrictions, qualifications and limitations, shall apply to the Preferred Stock. Unless otherwise indicated, references to “Sections” in this Part B of this Article IV refer to sections of this Part B.

1. Dividends.

1.1 Participation. If the Board shall declare dividends out of funds legally available therefor on shares of any class or series of the Corporation’s capital stock, such dividends shall be declared pro rata on the Class A Common Stock, Class F Common Stock and Series A Preferred Stock on a pari passu basis according to the number of shares of Class A Common Stock issued or issuable, upon conversion of shares of Class F Common Stock and Preferred Stock, to the holders of the Corporation’s capital stock. For this purpose, each holder of Class F Common Stock and Series A Preferred Stock is to be treated as holding the greatest whole number of shares of Class A Common Stock then issuable upon direct or indirect conversion of all shares of Class F Common Stock and Series A Preferred Stock held by such holder pursuant to the terms of this Restated Certificate.

1.2 Non-Cash Dividends. Whenever a dividend provided for in this Section 1 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board, Including A Series A Director If Then In Office.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event (as defined below), before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, the holders of shares of each series of Preferred Stock then outstanding shall be entitled to be paid out of the funds and assets available for distribution to its stockholders, an amount per share equal to the greater of (a) the Original Issue Price for each such series of Preferred Stock, plus any dividends declared but unpaid thereon (the “Liquidation Preference Amount”), or (b) such amount per share as would have been payable had all shares of such series of Preferred Stock been converted into Class A Common Stock pursuant to Sections 4 and 5 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If upon any such liquidation, dissolution, winding up or Deemed Liquidation Event of the Corporation, the funds and assets available for distribution to the stockholders of the Corporation shall be insufficient to pay the holders of shares of Preferred Stock the full amounts to which they are entitled under this Section 2.1, the holders of shares of Preferred Stock shall share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The “Original Issue Price” for the Series A Preferred Stock shall mean $11.00 per share, subject to appropriate adjustment in the event of any stock splits and combinations of shares and for dividends paid on the Series A Preferred Stock in shares of such stock.

2.2 Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution, winding up or Deemed Liquidation Event of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock as provided in Section 2.1, the remaining funds and assets available for distribution to the stockholders of the Corporation shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder.

2.3 Deemed Liquidation Events.

2.3.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the Series A Majority elects otherwise by written notice sent to the Corporation at least five (5) business days prior to the effective date of any such event:

(a) a merger or consolidation (each, a “Combination”) in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such Combination, except any such Combination involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such Combination continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such Combination, at least a majority, by voting power, of the equity securities of (1) the surviving or resulting party or (2) if the surviving or resulting party is a wholly owned subsidiary of another party immediately following such Combination, the parent of such surviving or resulting party; provided that, for the purpose of this Section 2.3.1, all shares of Common Stock issuable upon exercise of Options (as defined in Section 5.1 below) outstanding immediately prior to such Combination or upon conversion of Convertible Securities (as defined in Section 5.1 below) outstanding immediately prior to such Combination shall be deemed to be outstanding immediately prior to such Combination and, if applicable, deemed to be converted or exchanged in such Combination on the same terms as the actual outstanding shares of Common Stock are converted or exchanged; or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary or subsidiaries of the Corporation, of all or substantially all of the assets (including any intellectual property that is used to generate all or substantially all of the revenue) or business of the Corporation and its subsidiaries taken as a whole, (or, if substantially all of the business or assets of the Corporation and its subsidiaries taken as a whole are held by one or more subsidiaries, the sale or disposition (whether by consolidation, merger, conversion or otherwise) of such subsidiaries of the Corporation), except where such sale, lease, transfer or other disposition is made to the Corporation or one or more wholly owned subsidiaries of the Corporation.

2.3.2 Allocation of Escrow. In the event of a Deemed Liquidation Event, and unless (x) the holders of at least a majority of the outstanding shares of Common Stock (voting together as a single class, on an as-converted basis) and (y) the holders of at least a majority of the outstanding shares of Series A Preferred Stock (voting as separate class) each elect otherwise by written notice sent to the Corporation at least five (5) business days prior to the effective date of any such Deemed Liquidation Event, if any portion of the consideration payable by the acquirer is payable to the stockholders of the Corporation only upon the satisfaction of contingencies (the “Additional Consideration”), the definitive agreements entered into in connection with such Deemed Liquidation Event shall provide that (a) the portion of such consideration that is not Additional Consideration (such amount, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Section 2.1 and Section 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any Additional Consideration which becomes payable to the holders of capital stock of the Corporation shall be allocated in accordance with Section 2.1 and Section 2.2 after taking into account the payment of the Initial Consideration as part of the same transaction. For the purpose of clarity, any consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

2.3.3 Amount Deemed Paid or Distributed. The funds and assets deemed paid or distributed to the holders of capital stock of the Corporation upon any Deemed Liquidation Event shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. If the amount deemed paid or distributed under this Section 2.3.3 is made in property other than in cash, the value of such distribution shall be the fair market value of such property, as determined in good faith by the affirmative consent of the Board, Including A Series A Director If Then In Office; provided, however, that the following shall apply:

(a) For securities not subject to investment letters or other similar restrictions on free marketability:

(i) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three days prior to the closing of such transaction;

(ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing of such transaction; or

(iii) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the affirmative consent of the Board, Including A Series A Director If Then In Office.

(b) The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the affirmative consent of the Board, Including A Series A Director If Then In Office) from the market value as determined pursuant to clause (a) above so as to reflect the approximate fair market value thereof.

The foregoing methods for valuing non-cash consideration to be distributed in connection with any Deemed Liquidation Event shall, with the appropriate approval of the definitive agreements governing such Deemed Liquidation Event by the stockholders under the General Corporation Law and Section 3.3, be superseded by the determination of such value set forth in the definitive agreements governing such Deemed Liquidation Event.

3. Voting.

3.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Class A Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Fractional votes shall not be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Except as provided by law or by the other provisions of this Restated Certificate, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class on an as-converted basis, shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

3.2 Election of Directors.

3.2.1 Election. For so long as at least 18,181,818 shares of Series A Preferred Stock remain outstanding (as such number is adjusted for stock splits, stock combinations, stock dividends, recapitalizations, reclassifications and the like), the holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Series A Directors”). The holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect five (5) directors of the Corporation (the “Common Directors”). The holders of record of the shares of Common Stock and of every other class or series of voting stock (including the Preferred Stock), voting together as a single class on an as-converted basis, shall be entitled to elect the remaining number of directors of the Corporation (the “Remaining Directors”).

3.2.2 Vacancies Not Caused by Removal. If any vacancy in the office of any Series A Director, Common Director or Remaining Director exists, such vacancy may be filled (either contingently or otherwise) by the stockholders as specified in this Section 3.2 that are entitled to elect such director or directors to office under the provisions of Section 3.2 (the “Specified Stock”) or by at least a majority of the members of the Board then in office, although less than a quorum, or by a sole remaining member of the Board then in office, even if such directors or such sole remaining director were not elected by the holders of the applicable Specified Stock, and such electing director or directors shall specify, by providing written notice to the holders of at least that number of shares of Specified Stock sufficient to fill such specific vacant directorship, at least three (3) business days prior to the effective date of such election, of the specific vacant directorship being filled; provided that where such vacancy occurs among the directors elected by the holders of Specified Stock, the holders of such Specified Stock may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders.

3.2.3 Vacancies Caused by Removal. Any director elected as provided in the preceding sentences may be removed with or without cause, and any vacancy in the office of any such removed director may be filled, by and only by, the affirmative vote of the holders of the shares of the Specified Stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.

3.2.4 Procedure. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the Specified Stock entitled to elect such director shall constitute a quorum for the purpose of electing such director and the candidate or candidates to be elected by such Specified Stock shall be those who receive the highest number of affirmative votes (on an as-converted basis) of the outstanding shares of such Specified Stock. In the case of an action taken by written consent without a meeting, the candidate or candidates to be elected by such Specified Stock shall be those who are elected by the written consent of the holders of a majority of such Specified Stock.

3.2.5 Voting of Directors. At meetings of the Board or any committee of the Board, the directors of the Corporation then in office shall be entitled to the following votes:

(a) For so long as the Executive (as defined in that certain Amended and Restated Voting Agreement, dated on or about the date hereof and as may be amended from time to time, between the Corporation, the holders of Series A Preferred Stock, and certain other stockholders of the Corporation (the “Voting Agreement”)) is able to designate the Executive Designee (as defined in Voting Agreement) pursuant to the Voting Agreement, the Executive Designee then in office as a Common Director shall be entitled to cast that number of votes equal to three (3) votes minus the total number of Executive Director Designees (as defined in the Voting Agreement) then serving on the Board as Common Directors.

(b) Subject to Section 3.2.5(a), each of the Common Directors then in office shall be entitled to cast one (1) vote.

(c) Each of the Series A Directors then in office shall be entitled to cast one (1) vote.

For so long as the Series A Directors and Common Directors are entitled to the number of votes described in this Section 3.2.5, any reference in this Restated Certificate and the Bylaws, in each case as the same may be amended or restated from time to time, or the General Corporation Law, to a majority or other proportion of the Board or of any committee thereof shall refer to a majority or other proportion of the votes of the Board or of such committee, including without limitation with respect to determining the existence of a quorum for any meeting of the Board or any committee thereof in accordance with and as permitted under Section 141(d) of the General Corporation Law. To the extent the provisions of this Section 3.2.5 are inconsistent with or conflict with any other provision of the Bylaws or this Restated Certificate, the provisions of this Section 3.2.5 shall govern and control over any such provision.

3.3 Series A Preferred Stock Protective Provisions. For so long as at least 18,181,818 shares of Series A Preferred Stock remain outstanding (as such number is adjusted for stock splits, stock combinations, stock dividends, recapitalizations, reclassifications or the like), neither the Corporation nor any of its direct or indirect controlled subsidiaries (the “Subsidiaries”) shall, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent, or affirmative vote at a meeting and evidenced in writing, of the Series A Majority:

(a) liquidate, dissolve or wind-up the business and affairs of the Corporation, or consent, agree or commit to any of the foregoing (including filing any voluntary petition for bankruptcy, receivership, or similar proceeding with respect to the Corporation or any of its Subsidiaries) without conditioning such liquidation, dissolution or winding up, or such consent, agreement or commitment upon obtaining the approval required by this Section 3.2.5;

(b) authorize or create (by reclassification or otherwise) any new class or series of capital stock having rights, powers, preferences or privileges that are senior to or on a parity with the rights, powers, preferences or privileges of the Series A Preferred Stock or authorize or create (by reclassification or otherwise) any security convertible into or exercisable for any such new class or series of capital stock;

(c) increase the authorized number of shares of Series A Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock of the Corporation having rights, powers, preferences or privileges that are senior to or on a parity with the rights, powers, preferences or privileges Series A Preferred Stock;

(d) amend, alter or change the rights, powers, preferences or privileges of the Series A Preferred Stock set forth in this Restated Certificate or the Bylaws, as then in effect, in a way that adversely affects the rights, privileges and obligations of the Series A Preferred Stock;

(e) declare or pay any dividend or otherwise make a distribution to any holders of capital stock of the Corporation, other than (i) a dividend payable in shares of Common Stock in accordance with Section 1 and (ii) Permitted Cash Dividends; provided that, for the purpose hereof “Permitted Cash Dividends” shall mean cash dividends or distributions declared or paid by the Corporation, in accordance with Section 1, in any 12-month period that in the aggregate are not in excess of 50% of the Corporation’s aggregate cash flows from operations during the twelve (12) months prior to the applicable measurement date);

(f) effect any (i) recapitalization or reclassification of the Corporation’s capital stock or (ii) stock split, combination, exchange or distribution unless such split, combination, exchange or distribution is applied to all classes and series of the Corporation’s capital stock in the same manner;

(g) redeem or repurchase any shares of the Corporation’s capital stock or shares of capital stock of a Subsidiary, other than (i) pursuant to an agreement with an employee, consultant, director or other service provider to the Corporation or any of the Subsidiaries (collectively, “Service Providers”) giving the Corporation or a Subsidiary, as applicable, the right to repurchase shares at the original cost thereof upon the termination of services, (ii) an exercise of a contractual right of first refusal in favor of the Corporation or Subsidiary, as applicable or (iii) as approved by the Board, Including A Series A Director If Then In Office;

(h) issue any debt security, or incur any obligation for money borrowed or any other obligation which encumbers or grants a security interest over material assets of the Corporation or its Subsidiaries (including, without limitation, pursuant to any credit agreement or facility, notes, debentures, bonds or capital lease) (“Indebtedness”), if the aggregate Indebtedness of the Corporation and its Subsidiaries (other than indebtedness between the Corporation and its Subsidiaries) following such issuance or incurrence would exceed the Indebtedness Limitation (as defined below) of the Corporation and its Subsidiaries on a consolidated basis for the twelve (12) month period ending on the most recently completed fiscal quarter of the Corporation, unless such Indebtedness has been approved by the Board, Including A Series A Director If Then In Office; provided, however, that such approval shall not be required to refinance, extend, renew or replace any Indebtedness in existence as of the Closing (as defined in that certain Series A Preferred Stock Purchase Agreement dated on or around July 13, 2018 by and among the Corporation and certain stockholders of the Corporation, as may be amended from time to time), so long as such refinancing, extension, renewal or replacement does not result in an increase in the aggregate principal amount of Indebtedness then outstanding; provided that, for the purposes hereof, (x) “Indebtedness Limitation” means 400% of the Adjusted EBITDA for the applicable measurement time period and (y) “Adjusted EBITDA” means net income (loss) adjusted to exclude stock-based compensation expense, depreciation and amortization expense, interest and other expense, net, provision (benefit) for income taxes, and restructuring charges and one-time nonrecurring charges and one-time nonrecurring gain (as determined in accordance with generally accepted accounting principles of the United States).

(i) effect any Deemed Liquidation Event, or consent, agree or commit to any of the foregoing without conditioning such consent, agreement or commitment upon obtaining the approval required by this Section 3.3.2.5, other than a Deemed Liquidation Event pursuant to which each holder of Series A Preferred Stock will be entitled to receive proceeds (excluding any Additional Consideration) (as determined in accordance with Section 2.3) equal to or greater than such holder’s aggregate Liquidation Preference Amount;

(j) sell, transfer, license or otherwise dispose of assets of the Corporation or its Subsidiaries with an aggregate value (as determined by the Board in good faith) in excess of $100,000,000 in the preceding 12-month period, unless approved by the Board, Including A Series A Director If Then In Office;

(k) acquire any capital stock, equity interests, assets, property or business of another person, or enter into any joint venture with or acquire ownership of any partnership or other interests in another person, if such acquisition would result in the value (as determined in good faith by the Board) of the consideration payable by the Corporation or its Subsidiaries in all such acquisitions during the preceding 12-month period exceeds $100,000,000 in cash (including the value of any payments only payable upon satisfaction of contingencies or subject to escrow, holdback or similar arrangements), unless approved by the Board, Including A Series A Director If Then In Office;

(1) enter into any material transaction, arrangement or agreement in which a Founder (as defined in the Rights Agreement), or any Family Member of a Founder, or any affiliate of a Founder or a Founder’s Family Member, has a material direct or indirect financial interest, other than (i) director and officer indemnification agreements approved by the Board, (ii) transfers of shares of the Corporation’s capital stock for estate planning purposes, (iii) cash employment compensation arrangements in the ordinary course of business consistent with past practice or (iv) as approved by the disinterested members of the Board, Including A Series A Director If Then In Office; provided, that (x) “Rights Agreement” means that certain Investor Rights Agreement, dated August 15, 2018 and as may be amended from time to time, between the Corporation, the holders of Series A Preferred Stock, and certain other stockholders of the Corporation and (y) “Family Member” shall mean with respect to any Founder, a spouse, lineal descendant or antecedent, parent, sibling, stepchild, stepparent, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such Founder;

(m) increase or decrease the authorized number of directors constituting the Board; or

(n) amend this Section 3.3 or Section 3.4, the definition of “Including A Series A Director If Then In Office”, the definition of “Qualified Public Offering” or the definition of “Exempted Securities”.

3.4 Additional Preferred Stock Protective Provisions Following The Occurrence of a Fundamental Event. In addition to any consents required pursuant to Section 3.2.5, following the occurrence of a Fundamental Event (as defined in the Rights Agreement) and for so long as at least 18,181,818 shares of Preferred Stock remain outstanding (as such number is adjusted for stock splits, stock combinations, stock dividends, recapitalizations, reclassifications or the like), neither the Corporation nor any of its Subsidiaries shall, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent, or affirmative vote at a meeting and evidenced in writing, of the Series A Majority:

(a) declare or pay any dividend or otherwise make a distribution to any holder of the Corporation’s capital stock or other equity securities;

(b) sell, transfer, license or otherwise dispose of assets of the Corporation or its Subsidiaries with an aggregate value (as determined in good faith by the Board) in excess of $50,000,000 in the preceding 12-month period, unless approved by the Board, Including A Series A Director If Then In Office;

(c) acquire any capital stock, equity interests, assets, property or business of another person, or enter into any joint venture with or acquire ownership of any partnership or other interests in another person, if such acquisition would result in the value (as determined in good faith by the Board) of the consideration payable by the Corporation or its Subsidiaries in all such acquisitions during the preceding 12-month period exceeds $50,000,000 in cash (including the value of any payments only payable upon satisfaction of contingencies, or subject to escrow, holdback or similar arrangements), unless approved by the Board, Including A Series A Director If Then In Office;

(d) hire or terminate the Chief Executive Officer of the Corporation, unless approved by the Board, Including A Series A Director If Then In Office;

(e) adopt or materially amend the Corporation’s annual budget, or make any expenditures inconsistent with such budget in any material respect, unless approved by the Board, Including A Series A Director If Then In Office; or

(f) materially change the principal business of the Corporation, unless approved by the Board, Including A Series A Director If Then In Office.

4. Conversion Rights. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of a series of Preferred Stock shall be convertible, at the option of the holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing the Original Issue Price for such series of Preferred Stock by the Conversion Price (as defined below) for such series of Preferred Stock in effect at the time of conversion. The “Conversion Price” for each series of Preferred Stock shall initially mean the Original Issue Price for such series of Preferred Stock. Such initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Class A Common Stock, shall be subject to adjustment as provided in Section 5.

4.1.2 Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Class A Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent (a “Contingency Event”). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice (or, if later, the date on which all Contingency Events have occurred) shall be the time of conversion (the “Conversion Time”), and the shares of Class A Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such time. The Corporation shall, as soon as practicable after the Conversion Time, (a) issue and deliver to such holder of Preferred Stock, or to such holder’s nominee(s), a certificate or certificates for the number of full shares of Class A Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Class A Common Stock, (b) pay in cash such amount as provided in Section 5.8.3 in lieu of any fraction of a share of Class A Common Stock otherwise issuable upon such conversion and (c) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

4.1.3 Effect of Voluntary Conversion. All shares of Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Class A Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 5.8.3 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued.

4.2 Mandatory Conversion.

4.2.1 Automatic Conversion. Upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), resulting in at least $75,000,000 of gross proceeds to the Corporation (a “Qualified IPO”) or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the outstanding shares of each series of Preferred Stock at the time of such vote or consent, voting as separate classes (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Class A Common Stock, at the applicable ratio described in Section 4.1.1 as the same may be adjusted from time to time in accordance with Section 5 and (ii) such shares may not be reissued by the Corporation.

4.2.2 Mandatory Conversion Procedural Requirements.

(a) All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to Sections 4.2.1 and 9. Unless otherwise provided in this Restated Certificate, such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender such holder’s certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Class A Common Stock to which such holder is entitled pursuant to this Section 4.2.

(b) If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or by such holder’s attorney duly authorized in writing. All rights hereunder with respect to the shares of Preferred Stock converted pursuant to this Section 4.2, including the rights, if any, to receive notices and vote (other than as a holder of Class A Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 4.2.2(b). As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for shares of Preferred Stock, the Corporation shall issue and deliver to such holder, or to such holder’s nominee(s), a certificate or certificates for the number of full shares of Class A Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 5.8.3 in lieu of any fraction of a share of Class A Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted shares of Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock (and the applicable series thereof) accordingly.

5. Adjustments to Conversion Price.

5.1 Adjustments for Diluting Issuances.

5.1.1 Special Definitions. For purposes of this Article V, the following definitions shall apply:

(a) “Option” shall mean any right, option or warrant to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities from the Corporation.

(b) “Original Issue Date” for a series of Preferred Stock shall mean the date on which the first share of such series of Preferred Stock was issued.

(c) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities issued by the Corporation that are directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d) “Additional Shares of Common Stock” shall mean, with respect to any series of Preferred Stock, all shares of Common Stock issued (or, pursuant to Section 5.1.2 below, deemed to be issued) by the Corporation after the applicable Original Issue Date for such series of Preferred Stock, other than the following shares of Common Stock and shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (collectively as to all such shares and shares deemed issued, “Exempted Securities”):

(i) shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock;

(ii) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on or subdivision of shares of Common Stock that is covered by Section 5.2, 5.3, 5.4, 5.5 or 5.6;

(iii) shares of Common Stock or Options to acquire shares of Common Stock, including but not limited to stock appreciation rights payable in shares of Common Stock or in Options or Convertible Securities, issued to Service Providers pursuant to a plan, agreement or arrangement approved by the Board;

(iv) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options, or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided that such issuance is pursuant to the terms of such Option or Convertible Security;

(v) shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions pursuant to a debt financing or equipment leasing transaction approved by the Board;

(vi) shares of Common Stock, Options or Convertible Securities issued pursuant to a bona fide acquisition of another entity by the Corporation by merger or consolidation with, purchase of substantially all of the assets of, or purchase of more than fifty percent of the outstanding equity securities of, the other entity, or issued pursuant to a bona fide joint venture agreement, provided that such issuances are approved by the Board;

(vii) shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board, Including A Series A Director If Then In Office;

(viii) shares of Common Stock, Options or Convertible Securities issued as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section 5.1.3;

(ix) shares of Common Stock issued in an offering to the public pursuant to a registration statement filed under the Securities Act with, and declared effective by, the Securities and Exchange Commission; or

(x) as to any particular series of Preferred Stock, the issuance or deemed issuance of Common Stock if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of such series of Preferred Stock (voting as a separate class) agreeing that no adjustment shall be made to the Conversion Price of such series as a result of the issuance or deemed issuance.

5.1.2 Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the applicable Original Issue Date for a series of Preferred Stock shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability (including the passage of time) but without regard to any provision contained therein for a subsequent adjustment of such number including by way of anti-dilution adjustment) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 5.1.3, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (i) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (ii) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price of such series of Preferred Stock computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price of such series of Preferred Stock as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this Section 5.1.2(b) shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount which exceeds the lower of (1) the Conversion Price for such series of Preferred Stock in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (2) the Conversion Price for such series of Preferred Stock that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities that are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price of such series of Preferred Stock pursuant to the terms of Section 5.1.3 (either because the consideration per share (determined pursuant to Section 5.1.4) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price of such series of Preferred Stock then in effect, or because such Option or Convertible Security was issued before the Original Issue Date of such series of Preferred Stock), are revised after the Original Issue Date of such series of Preferred Stock as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (i) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (ii) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 5.1.2(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) that resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 5.1.3, the Conversion Price of such series of Preferred Stock shall be readjusted to such Conversion Price of such series of Preferred Stock as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price of a series of Preferred Stock provided for in this Section 5.1.2 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in Sections 5.1.2(b) and 5.1.2(c)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to such Conversion Price that would result under the terms of this Section 5.1.2 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to such Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

5.1.3 Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the applicable Original Issue Date of a series of Preferred Stock issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5.1.2), without consideration or for a consideration per share less than the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue, then such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-thousandth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” shall mean the applicable Conversion Price in effect immediately after such issue or deemed issue of Additional Shares of Common Stock

“CP1” shall mean the applicable Conversion Price in effect immediately prior to such issue or deemed issue of Additional Shares of Common Stock;

“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue or deemed issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

“B” shall mean the number of shares of Common Stock that would have been issued or deemed issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

“C” shall mean the number of such Additional Shares of Common Stock actually issued or deemed issued in such transaction.

5.1.4 Determination of Consideration. For purposes of this Section 5.1, the consideration received by the Corporation for the issue or deemed issue of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property: Such consideration shall:

(i) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board, Including A Series A Director If Then In Office; and

(iii) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board, Including A Series A Director If Then In Office.

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5.1.2, relating to Options and Convertible Securities, shall be determined by dividing

(i) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

5.1.5 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 5.1.2 and such issuance dates occur within a period of no more than 120 days after the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price of such series of Preferred Stock shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period that are a part of such transaction or series of related transaction).

5.2 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date for a series of Preferred Stock effect a subdivision of the outstanding Class A Common Stock, the Conversion Price for such series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Class A Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Class A Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date for a series of Preferred Stock combine the outstanding shares of Class A Common Stock, the Conversion Price for such series of Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Class A Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Class A Common Stock outstanding. Any adjustment under this Section 5.2 shall become effective at the close of business on the date the subdivision or combination becomes effective.

5.3 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date for a series of Preferred Stock shall make or issue, or fix a record date for the determination of holders of Class A Common Stock entitled to receive, a dividend or other distribution payable on the Class A Common Stock in additional shares of Class A Common Stock, then and in each such event the Conversion Price for such series of Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:

(a) the numerator of which shall be the total number of shares of Class A Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(b) the denominator of which shall be the total number of shares of Class A Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this Section 5.3 as of the time of actual payment of such dividends or distributions; and (ii) no such adjustment shall be made if the holders of such series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Class A Common Stock in a number equal to the number of shares of Class A Common Stock as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Class A Common Stock on the date of such event.

5.4 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date for a series of Preferred Stock shall make or issue, or fix a record date for the determination of holders of Class A Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Class A Common Stock in respect of outstanding shares of Class A Common Stock), then and in each such event the holders of such series of Preferred Stock shall receive, simultaneously with the distribution to the holders of Class A Common Stock, a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Class A Common Stock on the date of such event.

5.5 Adjustment for Reclassification, Exchange and Substitution. If, at any time or from time to time after the Original Issue Date for a series of Preferred Stock, the Class A Common Stock issuable upon the conversion of such series of Preferred Stock is changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification or otherwise (other than by a stock split or combination, dividend, distribution, merger or consolidation covered by Sections 5.2, 5.3, 5.4 or 5.6 or by Section 2.3 regarding a Deemed Liquidation Event), then in any such event each holder of such series of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Class A Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change.

5.6 Adjustment for Merger or Consolidation. Subject to the provisions of Section 2.3, if there shall occur any consolidation or merger involving the Corporation in which the Class A Common Stock (but not a series of Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 5.3, 5.4 or 5.5), then, following any such consolidation or merger, provision shall be made that each share of such series of Preferred Stock shall thereafter be convertible in lieu of the Class A Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Class A Common Stock of the Corporation issuable upon conversion of one share of such series of Preferred Stock immediately prior to such consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in Section 4 and this Section 5 with respect to the rights and interests thereafter of the holders of such series of Preferred Stock, to the end that the provisions set forth in Section 4 and this Section 5 shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such series of Preferred Stock.

5.7 Special IPO Adjustment to Conversion Price of Series A Preferred Stock. Notwithstanding anything to the contrary herein, in connection with the closing of the initial sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act (the “IPO”), if (a) the price per share of Common Stock sold to the public in such IPO as set forth on the cover of the Corporation’s final prospectus (prior to underwriting discounts and expenses) (the “IPO Price”) is less than the Conversion Price of the Series A Preferred Stock prior to giving effect to this provision, then the Conversion Price of the Series A Preferred Stock shall be adjusted downward to an amount equal to the IPO Price (the “IPO Conversion Price Adjustment”) and the

Conversion Price of the Series A Preferred Stock as so adjusted shall be used to determine the number of shares of Class A Common Stock to be received by the holders of Series A Preferred Stock upon conversion of the Series A Preferred Stock in connection with the IPO. The IPO Conversion Price Adjustment, if any, shall occur as of immediately prior to the effectiveness of the Corporation’s registration statement for such IPO.

5.8 General Conversion Provisions.

5.8.1 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to this Section 5, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 15 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of any series of Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (a) the Conversion Price of such series of Preferred Stock then in effect and (b) the number of shares of Class A Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such series of Preferred Stock.

5.8.2 Reservation of Shares. The Corporation shall at all times while any share of Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate. Before taking any action that would cause an adjustment reducing the Conversion Price of a series of Preferred Stock below the then par value of the shares of Class A Common Stock issuable upon conversion of such series of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Class A Common Stock at such adjusted Conversion Price.

5.8.3 Fractional Shares. No fractional shares of Class A Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair value of a share of Class A Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Class A Common Stock and the aggregate number of shares of Class A Common Stock issuable upon such conversion.

5.8.4 No Further Adjustment after Conversion. Upon any conversion of shares of Preferred Stock into Class A Common Stock, no adjustment to the Conversion Price of the applicable series of Preferred Stock shall be made with respect to the converted shares for any declared but unpaid dividends on such series of Preferred Stock or on the Class A Common Stock delivered upon conversion.

6. No Reissuance of Redeemed or Otherwise Acquired Preferred Stock. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights, powers and preferences granted to the holders of Preferred Stock following the close of business on the third day preceding the Redemption Date for such shares.

7. Waiver. Any of the rights, powers, preferences and other terms of a series of the Preferred Stock or the Preferred Stock as a class that are set forth herein may be waived on behalf of all holders of such series of Preferred Stock or the Preferred Stock as a class by the affirmative written consent or vote of the holders of at least a majority of the shares of such series of Preferred Stock or such Preferred Stock as a class that are then outstanding, treating any convertible Preferred Stock as-if converted to Class A Common Stock.

8. Notice of Record Date. In the event:

(a) the Corporation shall set a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or subscription right, and the amount and character of such dividend, distribution or subscription right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent (A) at least 20 days prior to the earlier of the record date or effective date for the event specified in such notice or (B) such fewer number of days as may be approved the holders of at least a majority of the outstanding shares of Preferred Stock acting as a single class on an as-converted basis.

9. Notices. Except as otherwise provided herein, any notice required or permitted by the provisions of this Article IV to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation for such holder, given by the holder to the Corporation for the purpose of notice or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission. If no such address appears or is given, notice shall be deemed given at the place where the principal executive office of the Corporation is located.

ARTICLE V: PREEMPTIVE RIGHTS.

No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and any stockholder.

ARTICLE VI: STOCK REPURCHASES.

In accordance with Section 500 of the California Corporations Code, a distribution can be made without regard to any preferential dividends arrears amount (as defined in Section 500 of the California Corporations Code) or any preferential rights amount (as defined in Section 500 of the California Corporations Code) in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of Common Stock or Preferred Stock in connection with the settlement of disputes with any stockholder, or (iv) any other repurchase or redemption of Common Stock or Preferred Stock approved by the holders of Preferred Stock of the Corporation.

ARTICLE VII: BYLAW PROVISIONS.

A. AMENDMENT OF BYLAWS. Subject to any additional vote required by this Restated Certificate or the Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

B. NUMBER OF DIRECTORS. Subject to any additional vote required by this Restated Certificate, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

C. BALLOT. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

D. MEETINGS AND BOOKS. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE VIII: DIRECTOR LIABILITY.

A. LIMITATION. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

B. INDEMNIFICATION. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

C. MODIFICATION. Any amendment, repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE IX: CORPORATE OPPORTUNITIES.

In the event that a director of the Corporation who is also a partner or employee of an entity that is a holder of Preferred Stock or any of its Affiliates and that is in the business of investing and reinvesting in other entities (each, a “Fund”), acquires knowledge of a potential transaction or matter in such person’s capacity as a partner or employee of the Fund and that may be a corporate opportunity for both the Corporation and such Fund, such director shall to the fullest extent permitted by law have fully satisfied and fulfilled such director’s fiduciary duty to the Corporation and its stockholders with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates, if such director acts in good faith in a manner consistent with the following policy: a corporate opportunity offered to any person who is a director of the Corporation, and who is also a partner or employee of a Fund shall belong to such Fund, unless such opportunity was expressly offered to such person solely in his or her capacity as a director of the Corporation.

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (A) any director of the Corporation who is not an employee, consultant or advisor of the Corporation or any of its subsidiaries, or (B) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee, consultant or advisor of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director or stockholder of the Corporation.

ARTICLE X: CREDITOR AND STOCKHOLDER COMPROMISES

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of §291 of Title 8 of the General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under §279 of Title 8 of the General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

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CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION

OF

APPLOVIN CORPORATION

Applovin Corporation, a Delaware corporation (the “Corporation”), does hereby certify that the following amendment to the Corporation’s Restated Certificate of Incorporation (the “Certificate”), has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law:

1. 1-to-3 Forward Stock Split: The first paragraph of Article IV of the Certificate are hereby amended and restated in their entirety to read as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is (a) 429,600,000 shares of Common Stock, $0.00003 par value per share (“Common Stock”), and (b) 109,090,908 shares of Preferred Stock, $0.00003 par value per share (“Preferred Stock”). As of the effective date of this Restated Certificate of Incorporation (this “Restated Certificate”), (i) 386,400,000 shares of the authorized Common Stock of the Corporation are hereby designated “Class A Common Stock” and 43,200,000 shares of the authorized Common Stock of the Corporation are hereby designated “Class F Common Stock,” and (ii) all 109,090,908 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock”.

Contingent and effective upon the filing of this Certificate of Amendment, every one (1) outstanding share of Common Stock and Preferred Stock will be split into and automatically, without any further action by the Corporation or the stockholders thereof, become three (3) outstanding shares of Common Stock and Preferred Stock, respectively, of the Corporation (the “Forward Stock Split”). Every share number, dollar amount, conversion rate and other provision contained in this Restated Certificate shall be adjusted for the Forward Stock Split.

The Forward Stock Split shall occur automatically without any further action by the holders of Common Stock or Preferred Stock, and whether or not the certificates representing such shares have been surrendered to the Corporation; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock or Preferred Stock issuable as a result of the Forward Stock Split unless the existing certificates evidencing the applicable shares of stock prior to the Forward Stock Split are either delivered to the Corporation, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed, and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.”

* * *

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 20th day of May 2020 and the foregoing facts stated herein are true and correct.

APPLOVIN CORPORATION

By:	/s/ Adam Foroughi
Name:	Adam Foroughi
Title:	Chief Executive Officer